Exhibit 99.1

July 28, 2011

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Solid Second Quarter 2011 Financial Results and Operating Performance

Roanoke, Va. – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported a net profit of $590 thousand for the 2nd quarter of 2011 compared to a net loss of $2.67 million for the second quarter of 2010. A net profit of $852 thousand was realized for the six month period ended June 30, 2011 vs. a net loss $2.42 million during the same period last year. After net accumulated dividends on preferred stock of $301 thousand, the Company had a net profit available to common shareholders of $0.17 per share for the six month period ended June 30, 2011, compared to a net loss of $(.84) per share in 2010.

“We are very pleased with the rebound in our earnings during 2011, particularly with the very favorable, steady increase in core earnings and the stabilization of our asset quality,” stated Susan K. Still, President and CEO. “This has been the result of our proactive management of the Net Interest Margin, non-interest expense control, and aggressive management of our loan portfolio,” she continued.

Core earnings from operations continued to grow each quarter of 2011. Net Interest Income increased to $2.92 million in the 2nd quarter of 2011 and $5.67 million year-to-date thru June 30, 2011 - a 9% and 10% increase, respectively, over the same periods in 2010. This increase was achieved despite a 3.1% drop in total loans. An increase in interest income from loans and investments as well as continued improvement in funding costs for the tenth consecutive quarter also resulted in a higher Net Interest Margin of 3.47% in the 2nd quarter of 2011 vs. 3.23% for the 2nd quarter of 2010. The Net Interest Margin improved further to 3.50% for the month ended June 30, 2011.

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Non-interest income increased to $296 thousand in the 2nd quarter of 2011 and $478 thousand for the six months ended June 30, 2011 vs. $205 thousand and $462 thousand, respectively, during the same periods of 2010. Service charges on deposit accounts, specifically overdraft charges, and residential mortgage brokerage income decreased during the first and second quarters of 2011 compared to similar periods in 2010 due to customers’ more astute financial management as well as continued sluggishness in the residential mortgage business in 2011. These decreases were offset by the realization of $129 thousand in securities gains for the first six months of 2011.

Balance Sheet

Total assets grew to $353.3 million at June 30, 2011, up slightly from $353.1 million at the end of 2010. Loan demand has remained soft thus far in 2011 with totals loans decreasing 3.1% from $264.1 million at December 31, 2010 to $256.1 million at June 30, 2011. Total non-interest bearing deposits increased $3.5 million to $20.9 million while interest bearing deposits declined $2.8 million for the first six months of 2011. The Company has continued to steadily grow its retail and commercial banking relationships during the first half of 2011.

HomeTown Bankshares’ risk-based and tangible capital ratios improved through June 30, 2011 with the Company remaining well above regulatory standards for well-capitalized banks.

Asset Quality

Loan quality has stabilized thus far in 2011 with the level of nonperforming loans decreasing $1.74 million for the first two quarters of 2011, amounting to 0.76% of Total Loans at June 30, 2011 vs. 1.40% at December 31, 2010. Non-accrual loans have also decreased significantly to $1.94 million at June 30, 2011 or .76% of Total Loans vs. $3.68 million and 1.39% of Total Loans at December 31, 2010.

With aggressive pursuit of troubled loans and foreclosed properties, the Bank’s Other Real Estate Owned (OREO) increased to $6.92 million at June 30, 2011, up from $2.98 million at December 31, 2010. Net charge-offs thru June 30, 2011 amounted to $1.4 million or .56% of Total Loans vs. $4.09 million or 1.54% of Total Loans at December 31, 2010. The Company’s Allowance for Loan Losses at June 30, 2011 dropped to $4.3 million or 1.69% of Total Loans vs. $5.2 million and 1.98% of Total Loans at December 31, 2010.

Past Due Loans improved from 4.03% of Total Loans at December 31, 2010 to 2.56% of Total Loans at June 30, 2011.

“In spite of the very slow economic recovery and soft loan market, we remain cautiously optimistic that asset quality will continue to improve,” stated Still. “While we will continue to aggressively pursue troubled loans, we will also continue to actively serve our communities and prudently work with our Customers during these difficult times,” she continued.

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HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

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